APPENDIX

                            TAX-FREE FUND OF COLORADO
                             SUB-ADVISORY AGREEMENT


     THIS AGREEMENT, made as of December 12, 2004 by and between AQUILA INVESTMENT MANAGEMENT LLC (the "Manager"), 380 Madison Avenue, Suite 2300, New York, New York 10017, and KIRKPATRICK PETTIS CAPITAL MANAGEMENT, INC., 1600 Broadway, Suite 1100, Denver, CO 80202, (the "Future Sub-Adviser"),

                              W I T N E S S E T H :

     WHEREAS, TAX-FREE FUND OF COLORADO (the "Fund") is a Massachusetts business trust which is registered under the Investment Company Act of 1940 (the "Act") as an open-end, non-diversified management investment company;

     WHEREAS, the Manager acts as investment adviser with respect to the Fund pursuant to an Advisory and Administration Agreement dated October 31, 1997 between the Fund and Aquila Management Corporation (the "Advisory and Administration Agreement"), which agreement was assigned to the Manager effective January 1, 2004;

     WHEREAS, pursuant to paragraph 2 of the Advisory and Administration Agreement, Aquila Management Corporation has retained and the Manager continues to utilize Kirkpatrick Pettis Investment Management, Inc. (formerly named KPM Investment Management, Inc.) (the "Current Sub-Adviser"), 1600 Broadway, Suite 1100, Denver, CO 80202, for purposes of rendering investment advisory services to the Manager pursuant to a Sub-Advisory Agreement dated August 28, 2000 (the "Current Agreement") with respect to the Fund;

     WHEREAS, the Current Agreement is anticipated to be terminated by its terms upon its assignment (the "Assignment") effective as of the closing of the sale of the assets of the Current Sub-Adviser and sale of the outstanding stock of the Future Sub-Adviser to D.A. Davidson & Co. and Davidson Companies, respectively;

     WHEREAS, the parties desire that effective on the Assignment, the Future Sub-Adviser, which is an affiliated company of the Current Sub-Adviser, shall provide investment advisory services to the Manager and the Fund;

     WHEREAS, these services are to be provided on the same terms and conditions as the Current Agreement, in accordance with the conditions set forth in, and except for certain differences enumerated in, Rule 15a-4(b)(2) (the "Rule") promulgated by the Securities and Exchange Commission under the Act and except for certain additional differences as agreed by the parties; and

     WHEREAS, as provided in the Rule, this Agreement has been approved by the Board of Trustees of the Fund at meetings called and held for the purpose on September 11, 2004 and December 12, 2004 and will be submitted for approval by the shareholders of the Fund at a meeting anticipated to be held on or about March 10, 2005;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.   In General

     Effective as of the date of the Assignment, the Manager hereby appoints the Future Sub-Adviser to render, to the Manager and to the Fund, investment research and advisory services as set forth below under the supervision of the Manager and subject to the approval and direction of the Board of Trustees of the Fund. The Future Sub-Adviser shall, all as more fully set forth herein, act as managerial investment adviser to the Fund with respect to the investment of the Fund's assets, and supervise and arrange the purchase of securities for and the sale of securities held in the portfolio of the Fund.

2. Duties and Obligations of the Future Sub-Adviser With Respect To Investment of the Assets of the Fund

     (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Manager and the Board of Trustees of the Fund, the Future Sub-Adviser shall:

          (i) supervise continuously the investment program of the Fund and the composition of its portfolio;

          (ii) determine what securities shall be purchased or sold by the Fund;

         (iii) arrange for the purchase and the sale of securities held in the portfolio of the Fund;

          (iv) at its expense provide for pricing of the Fund's portfolio daily using a pricing service or other source of pricing information satisfactory to the Fund and, unless otherwise directed by the Board of Trustees, provide for pricing of the Fund's portfolio at least quarterly using another such source satisfactory to the Fund; and

          (v)  consult with the Manager in connection with its duties hereunder.

     (b) Any investment program furnished by the Future Sub-Adviser under this section shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the Investment Company Act of 1940 (the "Act") and any rules or regulations in force thereunder; (2) any other applicable laws, rules and regulations; (3) the Declaration of Trust and By-Laws of the Fund as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Fund; and (5) the fundamental policies of the Fund, as reflected in its registration statement under the Act or as amended by the shareholders of the Fund.

     (c) The Future Sub-Adviser shall give to the Manager and to the Fund the benefit of its best judgment and effort in rendering services hereunder, but the Future Sub-Adviser shall not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon (i) its own investigation and research or (ii) investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith by the Future Sub-Adviser.

     (d) Nothing in this Agreement shall prevent the Future Sub-Adviser or any affiliated person (as defined in the Act) of the Future Sub-Adviser from acting as investment adviser or manager for any other person, firm or corporation and shall not in any way limit or restrict the Future Sub-Adviser or any such affiliated person from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Future Sub-Adviser expressly represents that, while acting as Future Sub-Adviser, it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

     (e) In connection with its duties to arrange for the purchase and sale of the Fund's portfolio securities, the Future Sub-Adviser shall select such broker-dealers ("dealers") as shall, in the Future Sub-Adviser's judgment, implement the policy of the Fund to achieve "best execution," i.e., prompt, efficient, and reliable execution of orders at the most favorable net price. The Future Sub-Adviser shall cause the Fund to deal directly with the selling or purchasing principal or market maker without incurring brokerage commissions unless the Future Sub-Adviser determines that better price or execution may be obtained by paying such commissions; the Fund expects that most transactions will be principal transactions at net prices and that the Fund will incur little or no brokerage costs. The Fund understands that purchases from underwriters include a commission or concession paid by the issuer to the underwriter and that principal transactions placed through dealers include a spread between the bid and asked prices. In allocating transactions to dealers, the Future Sub-Adviser is authorized to consider, in determining whether a particular dealer will provide best execution, the dealer's reliability, integrity, financial condition and risk in positioning the securities involved, as well as the difficulty of the transaction in question, and thus need not pay the lowest spread or commission available if the Future Sub-Adviser determines in good faith that the amount of commission is reasonable in relation to the value of the brokerage and research services provided by the dealer, viewed either in terms of the particular transaction or the Future Sub-Adviser's overall responsibilities. If, on the foregoing basis, the transaction in question could be allocated to two or more dealers, the Future Sub-Adviser is authorized, in making such allocation, to consider whether a dealer has provided research services, as further discussed below. Such research may be in written form or through direct contact with individuals and may include quotations on portfolio securities and information on particular issuers and industries, as well as on market, economic, or institutional activities. The Fund recognizes that no dollar value can be placed on such research services or on execution services and that such research services may or may not be useful to the Fund and may be used for the benefit of the Future Sub-Adviser or its other clients.

     (f) The Future Sub-Adviser agrees to maintain, and to preserve for the periods prescribed, such books and records with respect to the portfolio transactions of the Fund as are required by applicable law and regulation, and agrees that all records which it maintains for the Fund on behalf of the Manager shall be the property of the Fund and shall be surrendered promptly to the Fund or the Manager upon request.

     (g) The Future Sub-Adviser agrees to furnish to the Manager and to the Board of Trustees of the Fund such periodic and special reports as each may reasonably request.

     (h) It is agreed that the Future Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act and the Securities Act of 1933, except for information supplied by the Future Sub-Adviser for inclusion therein. The Future Sub-Adviser shall promptly inform the Fund as to any information concerning the Future Sub-Adviser appropriate for inclusion in such Registration Statement, or as to any transaction or proposed transaction which might result in an assignment (as defined in the Act) of this Agreement.

     (i) The Future Sub-Adviser shall not be liable for any error in judgment or for any loss suffered by the Fund or its security holders in connection with the matters to which this Agreement relates, except a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Nothing in this Agreement shall, or shall be construed to, waive or limit any rights which the Fund may have under federal and state securities laws which may impose liability under certain circumstances on persons who act in good faith.

     (j) To the extent that the Manager is indemnified under the Fund's Declaration of Trust with respect to the services provided hereunder by the Future Sub-Adviser, the Manager agrees to provide the Future Sub-Adviser the benefits of such indemnification.

3.   Allocation of Expenses

     The Future Sub-Adviser shall bear all of the expenses it incurs in fulfilling its obligations under this Agreement. In particular, but without limiting the generality of the foregoing: the Future Sub-Adviser shall furnish, at the Future Sub-Adviser's expense, all office space, facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Future Sub-Adviser shall supply, or cause to be supplied, to any investment adviser, administrator or principal underwriter of the Fund all necessary financial information in connection with such adviser's, administrator's or principal underwriter's duties under any agreement between such adviser, administrator or principal underwriter and the Fund. The Future Sub-Adviser will also pay all compensation of the Fund's officers, employees, and Trustees, if any, who are affiliated persons of the Future Sub-Adviser.

4.   Compensation of the Future Sub-Adviser

     (a) The Manager agrees to pay the Future Sub-Adviser, and the Future Sub-Adviser agrees to accept as full compensation for all services rendered by the Future Sub-Adviser as such, a management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rate of 0.20 of 1% of such net asset value.

     (b) Until this agreement is approved by a vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Fund in accordance with the Rule, the fees earned by the Future Sub-Adviser and paid by the Manager hereunder will be held in an interest-bearing escrow account with the Fund's custodian or a bank; if a majority of the Fund's outstanding voting securities approve a contract with the Future Sub-Adviser by the end of the 150-day period provided in the Rule, the amount in the escrow account (including interest earned) will be paid to the Future Sub-Adviser within 30 days of such approval; and if a majority of the Fund's outstanding voting securities do not approve a contract with the Future Sub-Adviser, the Future Sub-Adviser will be paid within 30 days of the failure to receive approval, out of the escrow account, the lesser of:

          (1) Any costs incurred in performing the interim contract (plus interest earned on that amount while in escrow); or

          (2)  The total amount in the escrow account (plus interest earned).

5.   Duration and Termination

     (a) This Agreement shall become effective on the termination of the Current Agreement and shall, unless terminated as hereinafter provided, continue in effect until the April 30 next preceding the first anniversary of the effective date of this Agreement, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually (1) by a vote of the Fund's Board of Trustees, including a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, with votes cast in person at a meeting called for the purpose of voting on such approval, or (2) by a vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Fund and by such a vote of the Trustees.

     (b) This Agreement may be terminated by the Future Sub-Adviser at any time without penalty upon giving the Manager and the Fund sixty days' written notice (which notice may be waived). This Agreement may be terminated by the Manager or the Fund at any time without penalty upon giving the Future Sub-Adviser sixty days' written notice (which notice may be waived by the Future Sub-Adviser), provided that such termination by the Fund shall be directed or approved by a vote of a majority of its Trustees in office at the time or by a vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act) or the termination of the Advisory and Administration Agreement.

     (c) As provided in the Rule, this Agreement shall also terminate automatically unless it is approved by a vote of the holders of a majority (as defined in the Act) of voting securities of the Fund outstanding and entitled to vote at a meeting to be held on or before the 150th day following termination of the Current Agreement. Until this Agreement is so approved, the Fund's Board of Trustees or a majority of the Fund's outstanding voting securities may terminate the contract at any time, without the payment of any penalty, on not more than 10 calendar days' written notice to the Future Sub-Adviser.

6.   Additional Undertakings of Future Sub-Adviser

     (a) The Future Sub-Adviser, under the supervision of the Manager, shall provide at its expense portfolio management particularly qualified to manage investments in which the Fund primarily invests, and such portfolio management personnel shall be principally located in the state of issuers of such investments. Such portfolio management personnel shall consist upon the effectiveness of this Agreement of the portfolio manager and the credit committee listed on Appendix A attached hereto. The Future Sub-Adviser shall assure that the portfolio manager and credit committee shall be provided with appropriate resources for the performance of their functions hereunder. For at least three years after the Assignment, any change of personnel, and any change of arrangements materially adversely affecting the provision of portfolio management services hereunder, shall be reported immediately to the Manager and, unless beyond the control of the Future Sub-Adviser, shall be permissible only if acceptable to the Board of Trustees of the Fund.

     (b) For at least five years after the Assignment, the business name of the Future Sub-Adviser shall include the words "Kirkpatrick Pettis," all material referring to the Future Sub-Adviser in connection with the Fund shall include that name, and the Buyer shall cause all investment advisory services performed on behalf of the Fund to be provided in association with that name.

     (c) For the duration of this Agreement, the Future Sub-Adviser shall not cause or permit any Advised Investment Company, as hereafter defined, to offer or sell its shares directly to retail customers, but shall restrict such offers or sales to institutions acting for investors in a fiduciary, advisory, agency, custodial or similar capacity. An Advised Investment Company is an investment company registered under the Investment Company Act of 1940 which (i) is provided with portfolio management by the Future Sub-Adviser or any affiliate thereof; and (ii) invests in municipal securities issued by the State of Colorado or its political subdivisions.

     (d) Notwithstanding anything in this Section 6, either party may terminate this Agreement in accordance with the provisions of Section 5 of this Agreement.

7.   Notices of Meetings

     The Manager agrees that notice of each meeting of the Board of Trustees of the Fund will be sent to the Future Sub-Adviser. The Future Sub-Adviser will make appropriate arrangements for the attendance (as persons present by invitation) of such person or persons as the Future Sub-Adviser may designate.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly

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

authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.




ATTEST:                    AQUILA INVESTMENT MANAGEMENT LLC




                           By:


ATTEST:                    KIRKPATRICK PETTIS CAPITAL MANAGEMENT, INC.




                           By




The performance of the undertakings of the Future Sub-Adviser under the foregoing agreement is hereby guaranteed as of January 1, 2005:


ATTEST:                             DAVIDSON COMPANIES



BY                                  By:

                                   Appendix A

Portfolio Manager:

Christopher B. Johns

Credit Committee:

Rodney D. Cerny
Samuel C. Doyle
Christopher B. Johns
Kreg A. Jones
John L. Maginn
L. Jack Petersen
Robert M. Schultz